          EXHIBIT 4.4 - AMENDMENT TO 1992 DIRECTORS' STOCK OPTION PLAN

SHARES SUBJECT TO PLAN

Subject to  adjustment  in  accordance  with  Article IX an aggregate of 700,000
Shares is reserved for issuance under this Plan. Shares sold under this Plan may be either authorized, but unissued Shares or reacquired Shares. If an Option, or any portion  thereof,  shall expire or terminate for any reason  without  having been exercised in full, the  unpurchased  Shares covered by such Option shall be available for future grants of Options.

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